Exhibit 99.1

MacroChem Corporation 80 Broad Street, 22nd Floor New York, NY 10004 Phone: 212-514-8094 Fax: 212-514-8613	NEWS

Release: IMMEDIATE	Contact: David P. Luci — President & Chief Business Officer (212) 514-8094

MacroChem Acquires Virium Pharmaceuticals

Adds Pipeline of Oncology Products Including Novel Nucleoside Analogue;

New CEO and Directors Appointed

New York, New York, April 23, 2008  —  MacroChem Corporation  (OTCBB: MACM) announced today that on April 18, 2008 it acquired Virium Pharmaceuticals Inc., a non-public, development stage company developing and commercializing novel therapeutics, with a portfolio of clinical stage product candidates focused in oncology, including its next generation nucleoside analogue licensed from the Southern Research Institute.  Virium has a pipeline of oncology products that target a variety of niche cancer indications.  MacroChem will issue approximately 23 million shares of common stock to Virium shareholders in this acquisition.  In connection with the acquisition, Dr. James Pachence, Virium’s President and CEO has been appointed Chief Executive Officer of the combined Company and David P. Luci, Esq. has been named President & Chief Business Officer.

Mr. Robert DeLuccia, the combined company’s Chairman stated, “This is a bold and proactive strategic move for MacroChem as the combined company will benefit from Virium’s pipeline of product candidates which target certain niche cancer indications and have already been tested in Phase I / II clinical trials.”  He further stated, “We are very pleased to add Dr. Pachence to the management team, as we believe his drug development expertise and experience specific to the Virium assets will add substantially to MacroChem’s internal capabilities.”

Dr. Pachence stated, “I am delighted to be joining MacroChem and contributing to a new collaborative effort of highly respected pharmaceutical executives.  I have every confidence we have the capability to create value for our stockholders as we determine our strategic priorities and set our development objectives in motion.”

In accordance with the terms of the merger, Drs. John Zabriskie and Michael Davis and Messrs. Peter Martin and Paul Echenberg have resigned from the Company’s board of directors.  Messrs. Robert DeLuccia, Mark Alvino and Jeffrey Davis remain on the board.  Dr. James Pachence and David Luci, Esq. have been added to the board.  Mr. Luci had served as the MacroChem’s Chief Financial Officer, General Counsel & Vice President, Corporate Development. In his capacity as President & Chief Business Officer, Mr Luci will assume the responsibilities of Chief Operating Officer, and continue his responsibilities as Chief Financial Officer and General Counsel.  Mr. DeLuccia also commented, “Special thanks are in order to the departing Directors for their years of service to the Company and their supportive role in this transaction for the best interests of our stockholders.”

About Virium

Virium is a non-public, development stage company whose business is developing and commercializing novel therapeutics with a focus in oncology.  Virium has in-licensed opportunities for the development and commercialization of several oncology-related compounds and technologies in order to advance them along the regulatory and clinical pathways toward commercial approval.  These opportunities involve compounds that Virium believes show promising late-stage pre-clinical or early clinical data.

Virium’s VP701 development program involves a novel nucleoside analogue, 4’-thio-beta-D-arabinofuranosylcytosine. This compound is within a certain class of anti-cancer drugs generally characterized as cytotoxic agents with proven success in certain blood-borne cancers.  In pre-clinical studies, VP701 has shown activity against leukemia, colon, lung, prostate, pancreatic, renal, and breast cancers. There have been two dose-escalation Phase I clinical trials completed in patients with advanced solid tumor malignancies, showing encouraging results.

Virium’s VP101 development program involves an amino acid derivative commonly known as sodium phenylbutyrate (“PB”).  Through sponsorships with the National Cancer Institute (“NCI”), Virium has been investigating the potential uses of VP101 in the treatment of various cancer types, including leukemia, colorectal cancer, prostate cancer, and brain cancer.  Phase I studies have been carried out to investigate the safety, tolerability, and pharmacokinetics (studies to determine the absorption, distribution, metabolism and excretion of a drug) of VP101, and a number of Phase I/II studies have indicated utility for treatment of malignant glioma, certain leukemias, and advanced prostate cancer.  Sodium PB has received orphan designation by the FDA as an adjunct to surgery, radiation therapy and chemotherapy for the treatment of patients with primary and recurrent malignant glioma.  An additional PB program, VP1301, is designed to create a topical formulation of PB for the treatment of cutaneous radiation syndrome.

Virium’s VP600 development program, licensed from the University of Medicine and Dentistry of New Jersey, is based on a family of novel, small-molecule compounds that are in the class known as tubulin binding agents.  One compound, VP601, has initially exhibited strong broad-spectrum in vitro tubulin polymerization inhibitory activity and cytotoxicity against numerous cancer cell lines tested thus far, including cervical, ovarian, breast, prostate, leukemia, and colon tumors and several multi-drug resistant tumors.  Initial in vivo testing has yielded promising data for the use of this compound in colorectal cancer.  Structurally these compounds are notable for their low molecular weight, ease of synthesis, absence of chiral (stereochemical) centers, chemical stability, and oral activity.  Consequently, these compounds may represent a new arsenal which could be deployed as significant anti-cancer agents.

About MacroChem

MacroChem Corporation is a specialty pharmaceutical company that develops and seeks to commercialize pharmaceutical products.  Our lead product candidates are EcoNail® and pexiganan.  EcoNail is a topically applied SEPA-based econazole lacquer for the treatment of onychomycosis, a condition commonly known as nail fungus.  We recently acquired exclusive worldwide license rights to pexiganan, a novel topical anti-infective for the treatment of diabetic foot infection, which has already completed two Phase 3 trials.  Our other clinical stage product candidate, Opterone®, is a topically applied SEPA-based testosterone cream designed to treat male hypogonadism.  Our pipeline of clinical-stage and early-stage product candidates includes products based on our SEPA, MacroDermTM and DermaPassTM drug delivery technologies.  For more information visit our website, www.macrochem.com.

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties.  MacroChem’s actual results may differ significantly from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed or referred to in the section entitled “Risk Factors” in MacroChem’s Annual Report on Form 10-K, as well as those discussed elsewhere therein, and include, without limitation, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. MacroChem undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information visit our website, www.macrochem.com.

Contact:

David Luci, President & Chief Business Officer

(212) 514-8094

dluci@macrochem.com

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